Exhibit 99

Uroplasty Sets New Quarterly Revenue Record During Fiscal Second Quarter 2014

Continued Sequential and Year-over-Year Urgent PC Revenue Growth Reflects Impact of New Sales Strategy and Improved Execution

MINNEAPOLIS, October 24, 2013 /PRNewswire/ -- Uroplasty, Inc. (NASDAQ: UPI), a medical device company that develops, manufactures and markets innovative proprietary products to treat voiding dysfunctions, today reported financial results for the fiscal 2014 second quarter ended September 30, 2013.

Total revenues for the fiscal second quarter 2014 were $6 million, up 5% from the same quarter in the prior year. Sales in the U.S. were $4.5 million, driven by an 11% increase in sales of the Urgent® PC Neuromodulation System compared with sales in the second quarter a year ago.  U.S. Urgent PC sales in the fiscal second quarter 2014 were $3.1 million.  Net sales outside of the U.S. increased slightly to $1.5 million compared with the fiscal second quarter of 2013.

“Our strong momentum from last quarter continued, and we delivered 10% sequential and 11% year-over-year sales growth in the U.S. for Urgent PC,” said Rob Kill, President and Chief Executive Officer of Uroplasty.  “Our refocused sales organization is already demonstrating success in both broadening and re-engaging our customer base of physicians. It’s clear that Urgent PC has the potential to be the leading alternative treatment for patients suffering from Overactive Bladder (OAB) who cannot tolerate drug therapy, and we are well positioned to capitalize on this significant market opportunity.”

The Company reported a gross margin of 87.6% in the recent fiscal second quarter compared with 86.4% in the same quarter a year ago.  Operating expenses totaled $7.2 million in the second quarter, compared to $5.6 million in the same quarter last year.  The increase in operating expenses was due to $1.2 million of one-time costs associated with changes in executive management and internal review costs, with the remainder of the increase primarily due to increased selling and marketing costs.

The operating loss of $1.9 million in the fiscal second quarter compares with a $0.6 million operating loss in the same quarter last year.  Excluding non-cash charges for share-based compensation and depreciation and amortization expense, the non-GAAP operating loss was $0.9 million in the second quarter of fiscal 2014, compared with a $0.2 million non-GAAP operating loss in the second quarter a year ago.

Conference Call
Uroplasty will host a conference call and webcast today at 4:30 p.m. Eastern Time (3:30 p.m. Central Time) to discuss these results. Rob Kill, President and Chief Executive Officer, and Brett Reynolds, Chief Financial Officer, will host the call. Individuals wishing to participate in the conference call should dial 877-941-8631. No passcode is necessary.  To access a live webcast of the call, go to Uroplasty’s website at www.uroplasty.com and click on the Investor Relations section.

An audio replay will be available for 30 days following the call at 800-406-7325 with the passcode 4643847#.  An archived webcast will also be available at investor.uroplasty.com.

About Uroplasty, Inc.
Uroplasty, Inc., headquartered in Minnetonka, Minnesota, with wholly-owned subsidiaries in The Netherlands and the United Kingdom is a global medical device company that develops, manufactures and markets innovative proprietary products for the treatment of voiding dysfunctions. Our focus is the continued commercialization of our Urgent® PC Neuromodulation System, the only FDA-cleared system that delivers percutaneous tibial nerve stimulation (PTNS) for the office-based treatment of overactive bladder and associated symptoms of urgency, frequency and urge incontinence. We also offer Macroplastique®, an injectable urethral bulking agent for the treatment of adult female stress urinary incontinence primarily due to intrinsic sphincter deficiency. For more information on the company and its products, please visit Uroplasty, Inc. at www.uroplasty.com.

Forward-Looking Information

This press release contains forward-looking statements that reflect our best estimates regarding future events and financial performance. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our anticipated results. We discuss in detail the factors that may affect the achievement of our forward-looking statements in our Annual Report on Form 10-K filed with the SEC.  In particular, we cannot be certain that we will ever achieve sustained profitability, that the rate of reimbursement for PTNS treatments will be adequate to justify the cost of our product, that other Medicare carriers or private payers will provide coverage for this treatment or that existing carriers and payers will not change their coverage decisions, that the rate of adoption of our products by new customers will continue, or that any of the other risks identified in our 10-K will not adversely affect our expectations as described in these forward-looking statements.

For Further Information:
Uroplasty, Inc.
Brett Reynolds, SVP and CFO
952.426.6152

EVC Group
Leigh Salvo/ (Investors)/Janine McCargo (Business Media)
415.568.9348/646.688.0245

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30		September 30
	2013	2012	2013	2012

Net sales	$5,976,875	$5,709,840	$11,817,716	$11,286,963
Cost of goods sold	741,842	774,963	1,489,889	1,530,550

Gross profit	5,235,033	4,934,877	10,327,827	9,756,413

Operating expenses
General and administrative	2,390,610	1,027,835	3,971,373	2,119,681
Research and development	428,763	598,933	908,423	1,161,974
Selling and marketing	4,323,084	3,734,042	8,950,493	7,698,877
Amortization	7,826	215,681	14,474	431,290
	7,150,283	5,576,491	13,844,763	11,411,822

Operating loss	(1,915,250)	(641,614)	(3,516,936)	(1,655,409)

Other income (expense)
Interest income	5,476	10,931	14,740	23,509
Foreign currency exchange gain (loss)	(1,339)	5,794	(4,034)	(3,877)
	4,137	16,725	10,706	19,632

Loss before income taxes	(1,911,113)	(624,889)	(3,506,230)	(1,635,777)

Income tax expense	16,367	14,637	30,542	23,104

Net loss	$(1,927,480)	$(639,526)	$(3,536,772)	$(1,658,881)

Basic and diluted net loss per common share	$(0.09)	$(0.03)	$(0.17)	$(0.08)

Weighted average common shares outstanding:
Basic and diluted	21,076,315	20,763,345	20,921,693	20,753,368

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2013	March 31, 2013

Assets
Current assets:
Cash, cash equivalents and short-term investments	$12,536,821	$11,470,469
Accounts receivable, net	2,400,531	2,553,447
Inventories	625,102	718,933
Other	442,351	566,536
Total current assets	16,004,805	15,309,385

Property, plant and equipment, net	1,108,079	1,033,085
Intangible assets, net	127,328	100,502
Long-term investments	-	3,451,711
Deferred tax assets	148,900	146,052
Total assets	$17,389,112	$20,040,735

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$673,500	$618,916
Current portion – deferred rent	21,615	35,000
Income tax payable	6,123	7,729
Accrued liabilities:
Compensation	1,507,596	1,550,846
Other	406,549	476,287
Total current liabilities	2,615,383	2,688,778

Deferred rent – less current portion	-	5,141
Accrued pension liability	557,495	660,580

Total liabilities	3,172,878	3,354,499

Total shareholders’ equity	14,216,234	16,686,236

Total liabilities and shareholders’ equity	$17,389,112	$20,040,735

UROPLASTY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended September 30
	2013	2012
Cash flows from operating activities:
Net loss	$(3,536,772)	$(1,658,881)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	179,123	576,665
(Gain) loss on disposal of equipment	(5,000)	2,797
Amortization of premium on marketable securities	6,070	26,716
Share-based consulting expense	-	1,623
Share-based compensation expense	920,729	353,060
Deferred income tax expense	4,979	2,860
Deferred rent	(18,526)	(18,374)
Changes in operating assets and liabilities:
Accounts receivable, net	197,216	100,537
Inventories	97,787	(175,833)
Other current assets	127,104	(102,998)
Accounts payable	51,232	26,516
Accrued compensation	(51,129)	(68,162)
Accrued liabilities, other	(78,620)	78,202
Accrued pension liability, net	(137,089)	(36,401)
Net cash used in operating activities	(2,242,896)	(891,673)

Cash flows from investing activities:
Proceeds from maturity of available-for-sale investments	2,000,000	2,000,000
Proceeds from maturity of held-to-maturity investments	3,940,000	3,800,000
Purchases of available-for-sale investments	-	(3,218,286)
Purchases of held-to-maturity investments	-	(1,780,000)
Purchases of property, plant and equipment	(208,768)	(93,981)
Proceeds from sale of property, plant and equipment	6,773	7,276
Payments for intangible assets	(41,300)	(4,440)
Net cash provided by investing activities	5,696,705	710,569

Cash flows from financing activities:
Proceeds from exercise of options	69,360	150,000
Net cash provided by financing activities	69,360	150,000

Effect of exchange rate changes on cash and cash equivalents	34,724	(10,580)

Net increase (decrease) in cash and cash equivalents	3,557,893	(41,684)

Cash and cash equivalents at beginning of period	3,533,865	4,653,226

Cash and cash equivalents at end of period	$7,091,758	$4,611,542

Non-GAAP Financial Measures:  The following table reconciles our operating loss calculated in accordance with accounting principles generally accepted in the U.S. (GAAP) to non-GAAP financial measures that exclude non-cash charges for share-based compensation, and depreciation and amortization expenses from gross profit, operating expenses and operating loss.  The non-GAAP financial measures used by management and disclosed by us are not a substitute for, nor superior to, financial measures and consolidated financial results calculated in accordance with GAAP, and you should carefully evaluate our reconciliations to non-GAAP.  We may calculate our non-GAAP financial measures differently from similarly titled measures used by other companies.  Therefore, our non-GAAP financial measures may not be comparable to those used by other companies.  We have described the reconciliations of each of our non-GAAP financial measures described above to the most directly comparable GAAP financial measures.

We use these non-GAAP financial measures, and in particular non-GAAP operating loss, for internal managerial purposes because we believe such measures are important indicators of the strength and the operating performance of our business.  Analysts and investors frequently ask us for this information.  We believe that they use these measures to evaluate the overall operating performance of companies in our industry, including as a means of comparing period-to-period results and as a means of evaluating our results with those of other companies.

Our non-GAAP operating loss during the three months ended September 30, 2013 and 2012 was approximately $917,000 and $163,000, respectively.  The increase in non-GAAP operating loss for the three months ended September 30, 2013 over the corresponding period a year ago is attributed to the increase in operating spending, offset slightly by the increase in net sales and gross profit percent.  Our non-GAAP operating loss during the six months ended September 30, 2013 and 2012 was approximately $2.4 million and $724,000, respectively.  The increase in non-GAAP operating loss for the six months ended September 30, 2013 over the corresponding period a year ago is attributed to the increase in operating spending, offset slightly by the increase in net sales and gross profit percent.

		Expense Adjustments
Three-Months Ended	GAAP	Share-based Expense	Depreciation	Amortization of Intangibles	Non-GAAP
September 30, 2013
Gross profit	$5,235,000	$6,000	$9,000		$5,250,000
% of net sales	87.6%				87.8%
Operating expenses
General and administrative	2,390,000	(834,000)	(53,000)		1,503,000
Research and development	429,000	(11,000)	(1,000)		417,000
Selling and marketing	4,323,000	(54,000)	(22,000)		4,247,000
Amortization	8,000			(8,000)	-
	7,150,000	(899,000)	(76,000)	(8,000)	6,167,000

Operating loss	$(1,915,000)	$905,000	$85,000	$8,000	$(917,000)

September 30, 2012
Gross profit	$4,935,000	$8,000	$9,000		$4,952,000
% of net sales	86.4%				86.7%
Operating expenses
General and administrative	1,028,000	(108,000)	(50,000)		870,000
Research and development	599,000	(14,000)	(1,000)		584,000
Selling and marketing	3,734,000	(60,000)	(13,000)		3,661,000
Amortization	216,000			$(216,000)	-
	5,577,000	(182,000)	(64,000)	(216,000)	5,115,000

Operating loss	$(642,000)	$190,000	$73,000	$216,000	$(163,000)

		Expense Adjustments
Six-Months Ended	GAAP	Share-based Expense	Depreciation	Amortization of Intangibles	Non-GAAP
September 30, 2013
Gross profit	$10,328,000	$14,000	$18,000		$10,360,000
% of net sales	87.4%				87.7%
Operating expenses
General and administrative	3,971,000	(755,000)	(103,000)		3,113,000
Research and development	908,000	(25,000)	(2,000)		881,000
Selling and marketing	8,951,000	(127,000)	(41,000)		8,783,000
Amortization	15,000			(15,000)	-
	13,845,000	(907,000)	(146,000)	(15,000)	12,777,000

Operating loss	$(3,517,000)	$921,000	$164,000	$15,000	$(2,417,000)

September 30, 2012
Gross profit	$9,756,000	$15,000	$18,000		$9,789,000
% of net sales	86.4%				86.7%
Operating expenses
General and administrative	2,120,000	(194,000)	(96,000)		1,830,000
Research and development	1,162,000	(26,000)	(2,000)		1,134,000
Selling and marketing	7,699,000	(120,000)	(30,000)		7,549,000
Amortization	431,000			$(431,000)	-
	11,412,000	(340,000)	(128,000)	(431,000)	10,513,000

Operating loss	$(1,656,000)	$355,000	$146,000	$431,000	$(724,000)